CSMC 07-1

Group 6

Pay rules

1.  Pay the NAS Priority Amount  pro-rata to the 6N1-6N5 until retired

2.  Pay the lesser of (x) 99.99% of the prin available in this step and (y) 1,375,000 pro-rata to the 6S1-6S5 until retired

3.  Pay the 5A1 until retired

4.  Pay pro-rata to the 6S1-6S5 until retired

5.  Pay the 6L1 until retired

6.  Pay pro-rata to the 6N1-6N5 until retired

Notes

Pricing Speed = 300psa

Nas Bonds =6N1-6N5 standard 60 months lockout (apply shift to both sched and prepays)

Nas Priority % = (Balance of 6N1-6N5)/Total Non-PO Balance

Floaters:

5A1  -   0 day delay, L + .60, .60% floor

5A2 -    0 day delay, 5.40% - 1ML, 5.40% cap, 0% floor

Settlement: 01/31/07